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                                                                       EXHIBIT 5

                 [LETTERHEAD OF SQUIRE SANDERS & DEMPSEY L.L.P.]

                                                   September 26, 2003

The Town and Country Trust
100 South Charles Street
Baltimore, Maryland 21201

Ladies and Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by The Town and Country Trust, a Maryland real estate investment trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $74,750,000 principal amount of its 5.375% Convertible Senior Notes Due 2023 (the "Notes") and an indeterminate number of Common Shares of Beneficial Interest, $.01 par value per share (the "Common Shares") to be issued upon conversion thereof. As your counsel, we have assisted in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission as of the date hereof to effect the registration pursuant to the Act of the Notes and the Common Shares.

         In this connection, we have examined such Trust records, certificates and all other documents, and have made such examination of law, which we deem necessary to render the opinions set forth below. Each capitalized term used herein, unless otherwise defined herein, has the meaning ascribed to it in the Registration Statement.

         Attorneys involved in the preparation of this opinion are admitted to practice law only in the State of Maryland and we express no opinion herein concerning any law other than the laws of the United States of America and the State of Maryland. For the purpose of giving the opinions set forth below, we have assumed the following with respect to each sale of the Notes and the Common
Shares: (i) that each sale will be pursuant to the terms and conditions as contemplated in the Registration Statement, which will have become and will remain effective under the Act; (ii) that the required consideration will have been received by the Trust; and (iii) that all parties, other than the Trust, will have taken or obtained any and all necessary actions, authorizations and approvals, that such parties will be in conformity with applicable law and that any document executed and delivered by such parties will be enforceable against such parties.

         Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly and validly authorized and issued and that the Common Shares, when issued and paid for as set forth in the Prospectus constituting a part of the Registration Statement, will have been duly and validly issued by the Trust and will be fully paid and nonassessable.

         The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which hereafter may come to our attention or any changes of law which hereafter may occur.

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         We consent to the reference to our Firm wherever appearing in the
Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. Daniel G. Berick, Secretary (but not an executive officer) of the Trust, is a partner of this Firm.

                                         Very truly yours,

                                         /s/  SQUIRE SANDERS & DEMPSEY L.L.P.

                                         SQUIRE SANDERS & DEMPSEY L.L.P.